Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		December 15, 2009

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
BALANCE SHEET REPOSITIONING STRATEGIES

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced plans associated with a strategic decision to reposition a portion of its balance sheet.  The Company’s repositioning strategies include plans to sell a portion of its current securities portfolio and to prepay a portion of its Federal Home Loan Bank advances.  Further details regarding the Company’s plans related to each of these repositioning activities are discussed below.  Chairman and CEO John Keach, Jr. stated “Our outstanding deposit growth which currently exceeds $150 million for 2009 has provided an opportunity to reduce higher cost wholesale funding thereby increasing net interest income as we move into 2010.”  Executive Vice President and CFO Mark Gorski added, “The balance sheet repositioning strategies are an important step to improving our core operating ratios in light of the current interest rate environment.”

Sale of Securities

The Bank intends to sell approximately $100 million of securities with a weighted average yield of 2.2% and a weighted average life of 1.9 years.  It is anticipated that these transactions will result in a gain on sale totaling approximately $2.0 million which will be recognized in the fourth quarter of 2009.

Prepayment of Federal Home Loan Bank Advances

The Bank intends to prepay approximately $55 million of Federal Home Loan Bank advances with a weighted average rate of 4.5% and a weighted average life of 2.3 years.  Upon prepaying the advances, the Bank will record a prepayment penalty of approximately $3.8 million which will be recognized as an expense in the fourth quarter of 2009.  The funds used to prepay the advances will come primarily from current overnight cash balances held at the Federal Reserve.

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Indiana Community Bancorp
Balance Sheet Repositioning Strategies

The financial impact of the sale of securities and the prepayment of the Federal Home Loan Bank advances will reduce the Company’s pretax income by approximately $1.8 million.  In addition, these transactions will reduce the Company’s total assets by approximately $55 million.  A portion of the cash balances used to prepay the advances will be replenished from the sale of securities.  The remaining excess liquidity will be reinvested and management anticipates that by lengthening maturities, the securities purchased are expected to have better yields than the securities sold.  The repositioning strategies are expected to improve the Company’s net interest income and net interest margin in future periods.  Management estimates that as a result of the repositioning transactions, the Company’s net interest income will improve by approximately $2.0 million annually as compared to the annualized results from the third quarter of 2009.  This projected increase in net interest income is expected to result in a net interest margin of approximately 3.25% which would represent an increase of 37 basis points over the net interest margin reported in the third quarter of 2009.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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